 August 22, 2017

PREDEX

17605 Wright Street, Suite 2

Omaha, NE 68130

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 2 to the PREDEX Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No.3 under the Securities Act of 1933 (Amendment No. 6 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP